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                                                                    EXHIBIT 10.2


                           LONG-TERM INCENTIVE PLAN OF
                            CENTERPOINT ENERGY, INC.

                        PERFORMANCE SHARE AWARD AGREEMENT
                         20XX -- 20XX PERFORMANCE CYCLE

     Pursuant to this Award Agreement, CENTERPOINT ENERGY, INC. (the "Company") hereby grants to -FIRST_NAME- -LAST_NAME- (the "Participant"), an employee of the Company, -PBRS- performance shares of Common Stock (the "Target Performance Shares"), such number of shares being subject to adjustment as provided in
Section 14 of the Long-Term Incentive Plan of CenterPoint Energy, Inc. (the "Plan"), conditioned upon the Company's achievement of the Performance Goals over the course of the 20XX -- 20XX Performance Cycle pursuant to the Plan, and subject to the following terms and conditions:

     1. RELATIONSHIP TO THE PLAN; DEFINITIONS. This grant of Performance Shares is subject to all of the terms, conditions and provisions of the Plan and administrative interpretations thereunder, if any, which have been adopted by the Committee and are in effect on the date hereof. Except as defined herein, capitalized terms shall have the same meanings ascribed to them under the Plan. To the extent that any provision of this Award Agreement conflicts with the express terms of the Plan, it is hereby acknowledged and agreed that the terms of the Plan shall control and, if necessary, the applicable provisions of this Award Agreement shall be hereby deemed amended so as to carry out the purpose and intent of the Plan. References to the Participant herein also include the heirs or other legal representatives of the Participant. For purposes of this Award Agreement:

          "20XX -- 20XX PERFORMANCE CYCLE" means the period from January 1, 20XX to December 31, 20XX.

          "ACHIEVEMENT PERCENTAGE" means the percentage of achievement determined by the Committee at the end of the Performance Cycle in accordance with Section 3 that reflects the extent to which the Company achieved the Performance Goals during the Performance Cycle applicable to this Award Agreement.

          "DISABILITY" means that the Participant is both eligible for and in receipt of benefits under the Company's long-term disability plan.

          "EMPLOYMENT" means employment with the Company or any of its Subsidiaries.

          "PERFORMANCE GOALS" means the standards established by the Committee to determine in whole or in part whether the Performance Shares shall be earned, which are attached hereto and made a part hereof for all purposes.

          "PERFORMANCE SHARES" means the shares of Common Stock potentially deliverable to Participant pursuant to this Award Agreement.

          "RETIREMENT" means termination of Employment on or after attainment of age 55 and with at least five years of service with the Company.


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          "TARGET PERFORMANCE SHARES" means the actual number of Performance
     Shares initially granted to the Participant pursuant to this Award Agreement, with such number of Performance Shares to be awarded to the Participant at the close of the 20XX -- 20XX Performance Cycle if the Company attains an Achievement Percentage of 100%.

          "VESTED PERFORMANCE SHARES" means the shares of Common Stock awarded to Participant following Participant's satisfaction of the vesting provisions of Section 4 and, if applicable, the determination by the Committee of the extent to which the Company has achieved the Performance Goals for the 20XX -- 20XX Performance Cycle pursuant to Section 3.

     2. ESTABLISHMENT OF PERFORMANCE SHARE ACCOUNT. The grant of Target Performance Shares pursuant to this Award Agreement shall be implemented by a credit to a bookkeeping account maintained by the Company evidencing the accrual in favor of the Participant of the unfunded and unsecured right to receive shares of Common Stock of the Company, which right shall be subject to the terms, conditions and restrictions set forth in the Plan and to the further terms, conditions and restrictions set forth in this Award Agreement.

     3. AWARD OPPORTUNITY. The Performance Goals established for the 20XX -- 20XX Performance Cycle are attached hereto and made a part hereof for all purposes. Except as otherwise provided in Sections 4 and 5, the number of Performance Shares awarded to Participant shall be the product of the number of Target Performance Shares and the Achievement Percentage that is based upon the Committee's determination of whether and to what extent the Company achieves the Performance Goals during the 20XX -- 20XX Performance Cycle.

     As soon as practicable after the close of the 20XX -- 20XX Performance Cycle, the Committee shall determine the extent to which the Company has achieved each Performance Goal. If the Company has performed at or above the threshold level of achievement for a Performance Goal, the Achievement Percentage shall be between 50% and 150%, with a target level of achievement resulting in an Achievement Percentage of 100%. In no event shall the Achievement Percentage exceed 150%. The combined level of achievement is the sum of the weighted achievements of the Performance Goals as approved by the Committee. Upon completing its determination of the level at which the Performance Goals have been achieved, the Committee shall notify the Participant of the number of Vested Performance Shares that will be issued to the Participant pursuant to Section 6.

     4. VESTING OF PERFORMANCE SHARES.

          (a) Unless earlier forfeited or vested in accordance with paragraph
     (b) or Section 5, Participant's right to receive Performance Shares shall vest upon Participant's receipt of written notice from the Committee, as required by Section 3, of the level at which the Performance Goals established for the 20XX -- 20XX Performance Cycle have been achieved. Such notice shall be given by the Committee as soon as practical after the close of the 20XX -- 20XX Performance Cycle in accordance with the terms of the Plan and this Award Agreement.

          (b) If Participant's Employment is terminated prior to the close of the 20XX -- 20XX Performance Cycle:

               (i) by the Company or any of its Subsidiaries for any reason or due to voluntary resignation by the Participant, Participant's right to receive Performance


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          Shares shall be forfeited in its entirety as of such termination.

               (ii) due to death, Disability, or Retirement, Participant's right to receive the Target Performance Shares shall vest at the time of such termination in the proportion of the number of days elapsed in the 20XX -- 20XX Performance Cycle as of the date of such termination of Employment by the total number of days in the 20XX -- 20XX Performance Cycle and shall be delivered to Participant as soon as possible following such termination. Participant's right to receive additional Performance Shares shall be forfeited at such time.

     5. DISTRIBUTION UPON A CHANGE OF CONTROL. Notwithstanding anything herein to the contrary, upon or immediately prior to the occurrence of any Change of Control of the Company, and without regard to the Performance Goals, the Participant's right to receive the Performance Shares shall be settled by the distribution to the Participant of (a) shares of Common Stock equal to 150% of the Target Performance Shares, plus (b) shares of Common Stock (rounded up to the nearest whole share) having a Fair Market Value equal to the amount of dividends that would have been declared on the number of such shares determined under clause (a) above during the period commencing at the beginning of the Performance Cycle and ending on the date immediately preceding the date on which the Change of Control occurs, with such shares of Common Stock registered in the name of the Participant and certificates representing such Common Stock to be delivered to the Participant as soon as practicable after the date the Change of Control occurs. In lieu of the foregoing distribution in shares, the Committee, in its sole discretion, may direct that such distribution be made to the Participant in cash equal to (x) the product of (i) the Fair Market Value per share of Common Stock on the date immediately preceding the date on which the Change of Control occurs and (ii) 150% of the Target Performance Shares, plus
(y) the amount of dividends that would have been declared on the number of shares of Common Stock determined under clause (a) above during the period commencing at the beginning of the Performance Cycle and ending on the date immediately preceding the date on which the Change of Control occurs, with such cash payment to be made as soon as practicable after the date the Change of Control occurs. Such distribution, whether in the form of shares of Common Stock or, if directed by the Committee, in cash, shall satisfy the rights of the Participant and the obligations of the Company under this Award Agreement in full.

     6. PAYMENT OF AWARD.

          (a) If Participant's right to receive Performance Shares has vested pursuant to Section 4, a number of shares of Common Stock equal to the number of Vested Performance Shares shall be registered in the name of the Participant and certificates representing such Common Stock shall be delivered to the Participant as soon as practical after the date upon which the Participant's right to such shares vested according to the provisions of Section 4. The Company shall have the right to withhold applicable taxes from any such payment of Vested Performance Shares or from other compensation payable to the Participant at the time of such vesting and delivery pursuant to Section 11 of the Plan.

          (b) Upon delivery of the Vested Performance Shares pursuant to paragraph (a), above, Participant shall also be entitled to receive a cash payment equal to the sum of all dividends, if any, declared on the Vested Performance Shares after the commencement of the 20XX -- 20XX Performance Cycle but prior to the date the Vested Performance Shares are delivered to the Participant.


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     7. CONFIDENTIALITY. The Participant agrees that the terms of this Award
Agreement are confidential and that any disclosure to anyone for any purpose whatsoever (save and except disclosure to financial institutions as part of a financial statement, financial, tax and legal advisors, or as required by law) by the Participant or his or her agents, representatives, heirs, children, spouse, employees or spokespersons shall be a breach of this Award Agreement and the Company may elect to revoke the grant made hereunder, seek damages, plus interest and reasonable attorneys' fees, and take any other lawful actions to enforce this Award Agreement.

     8. NOTICES. For purposes of this Award Agreement, notices to the Company shall be deemed to have been duly given upon receipt of written notice by the corporate secretary of the Company at 1111 Louisiana, Houston, Texas 77002, or to such other address as the Company may furnish to the Participant.

     Notices to the Participant shall be deemed effectively delivered or given upon personal, electronic, or postal delivery of written notice to the Participant, the place of Employment of the Participant, the address on record for the Participant at the human resources department of the Company, or such other address as the Participant hereafter designates by written notice to the Company.

     9. SHAREHOLDER RIGHTS. The Participant shall have no rights of a shareholder with respect to the Performance Shares, unless and until the Participant is registered as the holder of shares of Common Stock.

     10. SUCCESSORS AND ASSIGNS. This Award Agreement shall bind and inure to the benefit of and be enforceable by the Participant, the Company and their respective permitted successors and assigns except as expressly prohibited herein and in the Plan. Notwithstanding anything herein or in the Plan to the contrary, the Performance Shares are transferable by the Participant to Immediate Family Members, Immediate Family Members trusts, and Immediate Family Member partnerships pursuant to Section 13 of the Plan.

     11. NO EMPLOYMENT GUARANTEED. Nothing in this Award Agreement shall give the Participant any rights to (or impose any obligations for) continued Employment by the Company or any Subsidiary thereof or successor thereto, nor shall it give such entities any rights (or impose any obligations) with respect to continued performance of duties by the Participant.

     12. COMPLIANCE WITH SECTION 409A. It is the intent of the Company and the Participant that the provisions of the Plan and this Award Agreement comply with
Section 409A of the Internal Revenue Code and related regulations and Department of the Treasury pronouncements ("Section 409A"). If any provision provided herein would result in the imposition of an excise tax under the provisions of
Section 409A, the parties agree that any such provision will be modified as the Company determines is appropriate to avoid imposition of such excise tax. In certain circumstances the Company may delay the payment of the Performance Shares until a date which is six months after the date of the Participant's separation from service.

     13. MODIFICATION OF AWARD AGREEMENT. Any modification of this Award Agreement shall be binding only if evidenced in writing and signed by an authorized representative of the Company.




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